Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-289865, No. 333-266133 and No. 333-258524) of our report dated March 24, 2026, with respect to the consolidated financial statements of MaxCyte, Inc. included in this Annual Report on Form 10-K of MaxCyte, Inc. for the year ended December 31, 2025.

/s/ CohnReznick LLP

Tysons, Virginia

March 25 2026